Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

eGain Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-8 ( Nos. 333-161019, 333-153763, 333-129854, 333-76692, 333-76690, 333-76688, 333-41394, and 333-32854) and on Form S-3, as amended, (No. 333-48314 and 333-177495) of our report dated September 25, 2012, except as to Notes 1 and 5 which are as of February 7, 2013, relating to the consolidated financial statements and financial statement schedule of eGain Corporation (the Company) as of June 30, 2012 and 2011, and for each of the three years in the period ended June 30, 2012 which appears in the Company’s Current Report on Form 8-K filed on February 7, 2013.

Our report on the consolidated financial statements and financial statement schedule dated September 25, 2012, except as to Notes 1 and 5, which are as of February 7, 2013, refer to the July 1, 2012 retrospective adoption of guidance relating to a voluntary change in accounting for costs associated with sales commissions and the presentation of comprehensive income (loss).

/s/ Burr Pilger Mayer, Inc.

San Jose, California
February 7, 2013